ERNST & YOUNG

Ernst & Young LLP
Chartered Accountants
Pacific Centre
P.O. Box 10101
700 West Georgia Street
Vancouver, Canada V7Y 1C7

Phone: 604 891-8200
Fax: 604 643-5422

February 28, 2006

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sir and/or Madam:

Re: Trend Technology Corporation

We have read Item 4.01 of form 8-K dated March 3, 2006 of Trend Technology Corporation and are in agreement with the statements concerning our Firm in such Form 8-K.

We have no basis to agree or disagree with the other statements of the registerant contained therein.

We also have no basis to agree or disagree with the Company's statements regarding Peterson Sullivan PLLC.

Sincerely,

Ernst & Young LLP

Ernst & Young LLP